EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-274419) of ECB Bancorp, Inc. of our report dated March 26, 2025, relating to the consolidated financial statements of ECB Bancorp, Inc. and Subsidiary, which appear in this Annual Report on Form 10-K of ECB Bancorp, Inc. for the year ended December 31, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 26, 2025